Exhibit 99.1

Press Release

Gulfport Energy Corporation Names John Reinhart Chief Executive Officer

Oklahoma City, OK – January 19, 2023 – Gulfport Energy Corporation (NYSE: GPOR) today named John Reinhart President, Chief Executive Officer and Director, effective January 24, 2023. Tim Cutt, who has served as Chief Executive Officer and Chairman since 2021, will retain his position of Chairman of the Board of Directors.

“I am pleased to welcome John to Gulfport,” Cutt said. “John has a proven track record of instilling a culture anchored on driving operational excellence, accountability, transparency and safety and he will bring strong leadership during this time of great opportunity for our Company. The Board and I look forward to working with John and the management team to build on the momentum we have created and continue establishing Gulfport as an attractive investment opportunity in our sector.”

“I am excited to join the Gulfport team,” Reinhart said. “The Company is at a pivotal stage in its evolution and I look forward to working alongside our teams in optimizing corporate, financial and operational achievements that will build on the solid foundation that has been established.”

“Gulfport and our shareholders greatly benefited from Tim’s steady leadership during such a critical time for our Company,” Lead Independent Director David Wolf added. “Tim helped transform Gulfport, building a team and culture which has positioned Gulfport for continued sustainable success. We thank him for his service and are grateful he will continue to lead our Board as we welcome John to our company.”

Reinhart joins Gulfport with over two decades of oil and gas industry leadership experience. Most recently, he served as President and Chief Executive Officer of Montage Resources Corporation where he led actions that positioned Montage as an attractive strategic partner with sufficient scale, low debt profile and achievement of top-quartile operational and financial metrics. Reinhart previously served as President and Chief Executive Officer of Blue Ridge Mountain Resources and as Chief Operating Officer at Ascent Resources. He started his oil and gas career at SLB before joining Chesapeake Energy Corporation, where he held operations roles with increasing responsibility. Reinhart began his career in the United States Army, serving tours in Panama and Iraq.

About Gulfport

Gulfport is an independent, natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Investor Contact

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550